     Exhibit 99.1

CVS HEALTH REPORTS STRONG FOURTH QUARTER AND FULL-YEAR 2021 RESULTS, CONFIRMS 2022 FULL-YEAR EPS GUIDANCE
WOONSOCKET, RHODE ISLAND, February 9, 2022 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2021.

FOURTH QUARTER HIGHLIGHTS	KEY FINANCIAL DATA
•Total revenues increased to $76.6 billion, up 10.1% compared to prior year
•GAAP diluted EPS from continuing operations of $0.98 and Adjusted EPS of $1.98

FULL-YEAR HIGHLIGHTS
•Total revenues increased to $292.1 billion, up 8.7% compared to prior year
•GAAP diluted EPS from continuing operations of $5.95 and Adjusted EPS of $8.40
•Generated cash flow from operations of $18.3 billion
•Net repayments of long-term debt of $8.8 billion

	Three Months Ended December 31,
In millions, except per share amounts	2021	2020	Change
Total revenues	$76,604	$69,554	$7,050
Operating income	2,229	2,524	(295)
Adjusted operating income (1)	4,147	2,945	1,202
Diluted earnings per share from continuing operations	$0.98	$0.75	$0.23
Adjusted EPS (2)	$1.98	$1.30	$0.68

2022 FULL-YEAR GUIDANCE
•Confirmed GAAP diluted EPS from continuing operations guidance range of $7.04 to $7.24
•Confirmed Adjusted EPS guidance range of $8.10 to $8.30
•Revised cash flow from operations guidance range to $12.0 billion to $13.0 billion from $12.5 billion to $13.0 billion

CEO COMMENTARY
“We’re engaging millions of customers across our businesses and in our community health destinations, becoming an even bigger part of their everyday health. That’s clearly reflected in our performance, but more importantly in our potential.”
-Karen S. Lynch, CVS Health President and CEO

IN THE SPOTLIGHT
In 2021, CVS Health continued to lead the nation’s pandemic response with more than 32 million COVID-19 tests and more than 59 million COVID-19 vaccines administered.

Named to the 2021 S&P Dow Jones Sustainability Indices (“DJSI”) North American Index for the ninth consecutive year and the DJSI World Index for the third consecutive year. CVS Health was also one of the first seven companies globally to have science-based net-zero GHG emissions targets validated by the Science-Based Targets initiative.

Announced a 10% increase to the annual shareholder dividend, which became effective with the February 1, 2022 dividend distribution, and the authorization of a $10 billion share repurchase program.

Investor Contact: Susie Lisa, CFA | Senior Vice President Investor Relations | (401) 770-4050
Media Contact: T.J. Crawford | Vice President External Affairs | (212) 457-0583

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 12 and endnotes beginning on page 25 for explanations of non-GAAP financial measures presented in this press release. See pages 14 through 17 and page 24 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated Fourth Quarter and Full-Year Results and Operational Highlights

	Three Months Ended December 31,			Year Ended December 31,
In millions, except per share amounts	2021	2020	Change	2021	2020	Change
Total revenues	$76,604	$69,554	$7,050	$292,111	$268,706	$23,405
Operating income	2,229	2,524	(295)	13,193	13,911	(718)
Adjusted operating income (1)	4,147	2,945	1,202	17,312	16,008	1,304
Net income	1,296	975	321	7,898	7,192	706
Diluted earnings per share from continuing operations	$0.98	$0.75	$0.23	$5.95	$5.47	$0.48
Adjusted EPS (2)	$1.98	$1.30	$0.68	$8.40	$7.50	$0.90

Financial Results

For the three months and year ended December 31, 2021 compared to the prior year:
•Total revenues increased 10.1% and 8.7%, respectively, driven by growth across all segments.
•Operating income decreased 11.7% and 5.2%, respectively, primarily due to a store impairment charge of approximately $1.4 billion recorded in the fourth quarter of 2021 related to the write down of operating lease right-of-use assets and property and equipment in connection with planned retail store closures over the next three years, as well as the absence of pre-tax income of $307 million associated with the receipt of amounts owed to the Company under the ACA risk corridor program (“ACA risk corridor receipt”) during the fourth quarter of 2020. The decrease in operating income in the year ended December 31, 2021 was also driven by a $431 million goodwill impairment charge associated with the long-term care (“LTC”) business in the Retail/LTC segment recorded during the third quarter of 2021. The decreases in both periods were partially offset by the increases in adjusted operating income described below and lower acquisition-related integration costs compared to the prior year.
•Adjusted operating income increased 40.8% and 8.1%, respectively, primarily due to increased prescription and front store volume and the administration of COVID-19 vaccinations in the Retail/LTC segment, improved purchasing economics and growth in specialty pharmacy in the Pharmacy Services segment, as well as gains from anti-trust legal settlements of $126 million and $263 million recorded in the three months and year ended December 31, 2021, respectively. During the three months ended December 31, 2021, the increase was also driven by lower COVID-19 related investments compared to the prior year in the Health Care Benefits segment. During the year ended December 31, 2021, the increase was also driven by the administration of COVID-19 diagnostic testing in the Retail/LTC segment and was partially offset by higher COVID-19 related costs in the Health Care Benefits segment, including the impact of the deferral of elective procedures and other discretionary utilization in response to the COVID-19 pandemic during the year ended December 31, 2020.
•Interest expense decreased $70 million, or 10.3%, and $404 million, or 13.9%, respectively, due to lower debt in the three months and year ended December 31, 2021.
•The effective income tax rate in the fourth quarter decreased to 17.5% compared to 19.7%, and decreased to 24.2% for the full year compared to 26.3% in the prior year. The decrease in both periods was primarily due to the repeal of the non-deductible health insurer fee (“HIF”) for 2021 and the favorable impact of a prior year refund claim approved by the Internal Revenue Service (“IRS”) during the fourth quarter of 2021. The decrease in both periods were partially offset by the absence of the favorable resolution of certain tax matters in the fourth quarter of 2020.

Company Highlights

•Unveiled several steps to support the acceleration of the Company’s omnichannel health strategy, which will include the creation of new store formats and the optimization of the Company’s retail footprint to align with evolving customer needs, including a reduction in store density in certain locations and the closure of approximately 900 retail stores between 2022 and 2024. In addition, named Prem Shah the Company's first Chief Pharmacy Officer, who alongside Michelle Peluso, Chief Customer Officer, became Co-President of the Retail/LTC business effective January 1, 2022.
•Administered more than 8 million COVID-19 tests and more than 20 million COVID-19 vaccines nationwide in the fourth quarter of 2021. For the full year, the Company administered more than 32 million COVID-19 tests and more than 59 million COVID-19 vaccines, while maintaining a strong commitment to vaccine and testing equity by optimizing site locations and targeting outreach initiatives to reach vulnerable populations.
•Paid down $2.3 billion of long-term debt, while returning $660 million to shareholders through dividends during the three months ended December 31, 2021. Since the close of the acquisition of Aetna Inc. in November 2018, the Company has repaid a net $21.0 billion of long-term debt.
•Announced a 10% increase to the annual shareholder dividend, which became effective with the February 1, 2022 dividend distribution, and the authorization of a $10 billion share repurchase program.
•Named to the 2021 S&P Dow Jones Sustainability Indices (“DJSI”) North American Index for the ninth consecutive year and the DJSI World Index for the third consecutive year. The Company was also one of the first seven companies globally to have science-based net-zero GHG emissions targets validated by the Science-Based Targets initiative.
•Hosted a one-day virtual career event resulting in approximately 45,000 clinical and retail hires, building on accelerated recruitment and retention efforts throughout 2021. The Company announced a significant investment in its employees by raising the minimum enterprise hourly wage to $15.00 an hour effective July 2022.

Health Care Benefits Segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months and years ended December 31, 2021 and 2020 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions, except percentages	2021	2020	Change	2021	2020	Change
Total revenues	$20,699	$19,103	$1,596	$82,186	$75,467	$6,719
Adjusted operating income (1)	510	153	357	5,012	6,188	(1,176)
Medical benefit ratio (“MBR”) (3)	87.0%	86.7%	0.3%	85.0%	80.9%	4.1%
Medical membership (4)				23.8	23.4	0.4

•Total revenues increased 8.4% and 8.9% for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by growth in the Government Services business. The increase in total revenues in the three months ended December 31, 2021 was also driven by lower COVID-19 related investments compared to the prior year. The increase in both periods was partially offset by the unfavorable impact of the repeal of the HIF for 2021 and the absence of the ACA risk corridor receipt.
•Adjusted operating income increased $357 million for the three months ended December 31, 2021 compared to the prior year primarily driven by lower COVID-19 related investments and improved underlying performance, partially offset by higher medical costs related to COVID-19 in the three months ended December 31, 2021 compared to the prior year.
•Adjusted operating income decreased 19.0% for the year ended December 31, 2021 compared to the prior year primarily driven by the net impact of the COVID-19 pandemic, which reflected higher COVID-19 related costs in the year ended December 31, 2021 compared to the prior year, including the impact of the deferral of elective procedures and other discretionary utilization in response to the COVID-19 pandemic during the year ended December 31, 2020. The decrease was partially offset by improved performance in the underlying Government Services business and higher favorable development of prior-years’ health care cost estimates in the year ended December 31, 2021 compared to the prior year.
•The MBR increased from 86.7% to 87.0% in the three months ended December 31, 2021 compared to the prior year primarily driven by the absence of the ACA risk corridor receipt and the repeal of the HIF for 2021. These increases were largely offset by the net impact of the COVID-19 pandemic, including lower COVID-19 related investments in 2021 compared to the prior year and improved underlying performance.
•The MBR increased from 80.9% to 85.0% in the year ended December 31, 2021 compared to the prior year primarily driven by the higher COVID-19 related costs described above and the repeal of the HIF for 2021. The increase was partially offset by improved underlying performance in the current year.
•Medical membership as of December 31, 2021 of 23.8 million increased 151,000 members compared with September 30, 2021, reflecting increases across all product lines.
•The segment experienced favorable development of prior-periods’ health care cost estimates in its Commercial and Government Services businesses during the three months ended December 31, 2021, primarily attributable to third quarter 2021 performance.
•Prior years’ health care costs payable estimates developed favorably by $788 million during the year ended December 31, 2021. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2021 operating results.

See the supplemental information on page 19 for additional information regarding the performance of the Health Care Benefits segment.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management solutions to employers, health plans, government employee groups and government sponsored programs. The segment results for the three months and years ended December 31, 2021 and 2020 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2021	2020	Change	2021	2020	Change
Total revenues	$39,341	$36,355	$2,986	$153,022	$141,938	$11,084
Adjusted operating income (1)	1,824	1,561	263	6,859	5,688	1,171
Total pharmacy claims processed (5) (6)	582.2	537.9	44.3	2,244.7	2,112.9	131.8
Pharmacy network (7)	498.2	456.2	42.0	1,914.0	1,790.1	123.9
Mail choice (8)	84.0	81.7	2.3	330.7	322.8	7.9

•Total revenues increased 8.2% and 7.8% for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by increased pharmacy claims volume, growth in specialty pharmacy and brand inflation, partially offset by continued price compression.
•Adjusted operating income increased 16.8% and 20.6% for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by improved purchasing economics which reflected increased contributions from the products and services of the Company’s group purchasing organization and specialty pharmacy (including pharmacy and/or administrative services for providers and 340B covered entities). These increases were partially offset by continued price compression.
•Total pharmacy claims processed increased 8.2% and 6.2%, on a 30-day equivalent basis, for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by net new business and COVID-19 vaccinations, as well as increased new therapy prescriptions, which were adversely impacted by the COVID-19 pandemic during the three months and year ended December 31, 2020. Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 5.4% and 4.2%, on a 30-day equivalent basis, for the three months and year ended December 31, 2021, respectively, compared to the prior year.

See the supplemental information on page 21 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide assortment of health and wellness products and general merchandise, provides health care services through walk-in medical clinics, provides medical diagnostic testing, administers vaccinations and provides pharmacy services to long-term care facilities. The segment results for the three months and years ended December 31, 2021 and 2020 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2021	2020	Change	2021	2020	Change
Total revenues	$27,111	$24,062	$3,049	$100,105	$91,198	$8,907
Adjusted operating income (1)	2,457	1,775	682	7,623	6,146	1,477
Prescriptions filled (5) (6)	419.8	376.3	43.5	1,587.6	1,465.2	122.4

•Total revenues increased 12.7% and 9.8% for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by increased prescription and front store volume, the administration of COVID-19 vaccinations and diagnostic testing, as well as brand inflation. These increases were partially offset by continued pharmacy reimbursement pressure and the impact of recent generic introductions. COVID-19 vaccinations, diagnostic testing and over-the-counter (“OTC”) test kit sales contributed approximately 40% and 45% of the increase in the segment’s revenues for the three months and year ended December 31, 2021, respectively, compared to the prior year. The prior year reflected the ongoing expansion of the Company’s diagnostic testing program which began in April 2020, an immaterial impact from COVID-19 vaccinations which began in December 2020 and no OTC test kit sales.
•Adjusted operating income increased 38.4% and 24.0% for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by the administration of COVID-19 vaccinations, the increased prescription and front store volume described above, improved generic drug purchasing, as well as gains from anti-trust legal settlements of $106 million and $231 million recorded in the three months and year ended December 31, 2021, respectively. The increase in adjusted operating income in the year ended December 31, 2021 was also driven by the administration of diagnostic testing. These increases were partially offset by continued pharmacy reimbursement pressure and increased investments in the segment’s capabilities and colleague compensation and benefits. COVID-19 vaccinations, diagnostic testing and OTC test kit sales contributed approximately 35% and 30% of the segment’s adjusted operating income for the three months and year ended December 31, 2021, respectively.
•Prescriptions filled increased 11.6% and 8.4%, on a 30-day equivalent basis, for the three months and year ended December 31, 2021, respectively, compared to the prior year primarily driven by COVID-19 vaccinations and the continued adoption of patient care programs, as well as increased new therapy prescriptions, which were adversely impacted by the COVID-19 pandemic during the three months and year ended December 31, 2020. Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 6.1% and 4.3%, on a 30-day equivalent basis, for the three months and year ended December 31, 2021, respectively, compared to the prior year.

See the supplemental information on page 22 for additional information regarding the performance of the Retail/LTC segment.

2022 Full-Year Guidance

The Company confirmed its full-year 2022 GAAP diluted EPS from continuing operations guidance range of $7.04 to $7.24 and its full-year 2022 Adjusted EPS guidance range of $8.10 to $8.30. The Company also revised its full-year 2022 cash flow from operations guidance range to $12.0 billion to $13.0 billion from $12.5 billion to $13.0 billion.

The adjustment between full-year 2022 GAAP diluted EPS from continuing operations and Adjusted EPS is the exclusion of amortization of intangible assets.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and approximately 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses, and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications, or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Learn more at www.cvshealth.com.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2022 Full-Year Guidance” and “Company Highlights” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, including the potential emergence of additional variants, vaccine and testing protocols, government testing initiatives, the geographies impacted by and the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our most recently filed Quarterly Report on Form 10-Q and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2021	2020	2021	2020
Revenues:
Products	$53,973	$49,592	$203,738	$190,688
Premiums	19,205	17,615	76,132	69,364
Services	3,059	2,099	11,042	7,856
Net investment income	367	248	1,199	798
Total revenues	76,604	69,554	292,111	268,706
Operating costs:
Cost of products sold	46,378	42,452	175,803	163,981
Benefit costs	16,574	15,145	64,260	55,679
Store impairments	1,358	—	1,358	—
Goodwill impairment	—	—	431	—
Operating expenses	10,065	9,433	37,066	35,135
Total operating costs	74,375	67,030	278,918	254,795
Operating income	2,229	2,524	13,193	13,911
Interest expense	608	678	2,503	2,907
Loss on early extinguishment of debt	89	674	452	1,440
Other income	(38)	(53)	(182)	(206)
Income before income tax provision	1,570	1,225	10,420	9,770
Income tax provision	274	241	2,522	2,569
Income from continuing operations	1,296	984	7,898	7,201
Loss from discontinued operations, net of tax	—	(9)	—	(9)
Net income	1,296	975	7,898	7,192
Net (income) loss attributable to noncontrolling interests	10	(2)	12	(13)
Net income attributable to CVS Health	$1,306	$973	$7,910	$7,179

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$0.99	$0.75	$6.00	$5.49
Loss from discontinued operations attributable to CVS Health	$—	$(0.01)	$—	$(0.01)
Net income attributable to CVS Health	$0.99	$0.74	$6.00	$5.48
Weighted average basic shares outstanding	1,322	1,311	1,319	1,309
Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$0.98	$0.75	$5.95	$5.47
Loss from discontinued operations attributable to CVS Health	$—	$(0.01)	$—	$(0.01)
Net income attributable to CVS Health	$0.98	$0.74	$5.95	$5.46
Weighted average diluted shares outstanding	1,336	1,317	1,329	1,314
Dividends declared per share	$0.50	$0.50	$2.00	$2.00

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	At December 31,
In millions	2021	2020
Assets:
Cash and cash equivalents	$9,408	$7,854
Investments	3,117	3,000
Accounts receivable, net	24,431	21,742
Inventories	17,760	18,496
Other current assets	5,292	5,277
Total current assets	60,008	56,369
Long-term investments	23,025	20,812
Property and equipment, net	12,896	12,606
Operating lease right-of-use assets	19,122	20,729
Goodwill	79,121	79,552
Intangible assets, net	29,026	31,142
Separate accounts assets	5,087	4,881
Other assets	4,714	4,624
Total assets	$232,999	$230,715

Liabilities:
Accounts payable	$12,544	$11,138
Pharmacy claims and discounts payable	17,330	15,795
Health care costs payable	8,808	7,936
Policyholders’ funds	4,301	4,270
Accrued expenses	17,670	14,243
Other insurance liabilities	1,303	1,557
Current portion of operating lease liabilities	1,646	1,638
Current portion of long-term debt	4,205	5,440
Total current liabilities	67,807	62,017
Long-term operating lease liabilities	18,177	18,757
Long-term debt	51,971	59,207
Deferred income taxes	6,270	6,794
Separate accounts liabilities	5,087	4,881
Other long-term insurance liabilities	6,402	7,007
Other long-term liabilities	1,904	2,351
Total liabilities	157,618	161,014

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	47,377	46,513
Treasury stock	(28,173)	(28,178)
Retained earnings	54,906	49,640
Accumulated other comprehensive income	965	1,414
Total CVS Health shareholders’ equity	75,075	69,389
Noncontrolling interests	306	312
Total shareholders’ equity	75,381	69,701
Total liabilities and shareholders’ equity	$232,999	$230,715

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2021	2020
Cash flows from operating activities:
Cash receipts from customers	$284,219	$264,327
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(165,783)	(158,636)
Insurance benefits paid	(63,598)	(55,124)
Cash paid to other suppliers and employees	(31,652)	(29,763)
Interest and investment income received	743	894
Interest paid	(2,469)	(2,904)
Income taxes paid	(3,195)	(2,929)
Net cash provided by operating activities	18,265	15,865

Cash flows from investing activities:
Proceeds from sales and maturities of investments	7,246	6,467
Purchases of investments	(9,963)	(9,639)
Purchases of property and equipment	(2,520)	(2,437)
Proceeds from sale-leaseback transactions	—	101
Acquisitions (net of cash acquired)	(146)	(866)
Proceeds from sale of subsidiary	—	840
Other	122	—
Net cash used in investing activities	(5,261)	(5,534)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	987	9,958
Repayments of long-term debt	(10,254)	(15,631)
Derivative settlements	—	(7)
Dividends paid	(2,625)	(2,624)
Proceeds from exercise of stock options	549	264
Payments for taxes related to net share settlement of equity awards	(168)	(88)
Other	155	432
Net cash used in financing activities	(11,356)	(7,696)
Net increase in cash, cash equivalents and restricted cash	1,648	2,635
Cash, cash equivalents and restricted cash at the beginning of the period	11,043	8,408
Cash, cash equivalents and restricted cash at the end of the period	$12,691	$11,043

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2021	2020
Reconciliation of net income to net cash provided by operating activities:
Net income	$7,898	$7,192
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,512	4,441
Store impairments	1,358	—
Goodwill impairment	431	—
Stock-based compensation	484	400
Gain on sale of subsidiary	—	(269)
Loss on early extinguishment of debt	452	1,440
Deferred income taxes	(428)	(570)
Other noncash items	(390)	72
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(2,703)	(1,510)
Inventories	735	(973)
Other assets	(3)	364
Accounts payable and pharmacy claims and discounts payable	2,898	2,769
Health care costs payable and other insurance liabilities	169	(231)
Other liabilities	2,852	2,740
Net cash provided by operating activities	$18,265	$15,865

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (EPS) and adjusted income from continuing operations attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•During the three months and years ended December 31, 2021 and 2020, acquisition-related integration costs relate to the acquisition of Aetna Inc. The acquisition-related integration costs are reflected in the condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•During the three months and year ended December 31, 2021, the store impairment charge relates to the write down of operating lease right-of-use assets and property and equipment in connection with the planned closure of approximately 900 retail stores between 2022 and 2024. The store impairment charge is reflected in the condensed consolidated statements of operations within the Retail/LTC segment.
•During the year ended December 31, 2021, the goodwill impairment charge relates to the LTC reporting unit within the Retail/LTC segment.
•In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period and is reflected in the condensed consolidated statement of operations for the year ended December 31, 2021 as a reduction of operating expenses within the Health Care Benefits segment.

•During the year ended December 31, 2020, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of the Company’s Coventry Health Care Workers’ Compensation business (“Workers’ Compensation business”), which the Company sold on July 31, 2020 for approximately $850 million. The gain on divestiture was finalized in the three months ended December 31, 2020 and is reflected as a reduction in operating expenses in the condensed consolidated statement of operations within the Health Care Benefits segment in the year ended December 31, 2020.
•During the three months and year ended December 31, 2020, the Company received $313 million owed to it under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) risk corridor program that was previously fully reserved for as payment was uncertain. After considering offsetting items such as the ACA’s minimum medical loss ratio (“MLR”) rebate requirements and premium taxes, the Company recognized pre-tax income of $307 million in the condensed consolidated statements of operations within the Health Care Benefits segment. The portion of the ACA risk corridor receipt attributable to noncontrolling interest was $12 million related to third party ownership interests in the Company's consolidated operating entities.
•During the three months and year ended December 31, 2021, the loss on early extinguishment of debt relates to the Company’s repayment of approximately $2.3 billion of its outstanding senior notes in December 2021 pursuant to its early redemption make-whole provision for such senior notes. During the year ended December 31, 2021, the loss on early extinguishment of debt also relates to the Company’s repayment of approximately $2.0 billion of its outstanding senior notes in August 2021 pursuant to its tender offer for such senior notes. During the three months and year ended December 31, 2020, the loss on early extinguishment of debt relates to the Company’s repayment of $4.5 billion of its outstanding senior notes in December 2020 pursuant to its tender offers for such senior notes. During the year ended December 31, 2020, the loss on early extinguishment of debt also relates to the Company’s repayment of $6.0 billion of its outstanding senior notes in August 2020 pursuant to its tender offers for such senior notes.
•The corresponding tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the three months and year ended December 31, 2021, the Company’s non-GAAP tax provision also excludes certain tax benefits primarily related to IRS approval of a prior year tax refund claim. During the three months ended December 31, 2020, the Company realized certain tax losses that were able to be used to offset a portion of the taxable gain related to the July 2020 sale of the Workers’ Compensation business, which reduced total tax expense for the three months and year ended December 31, 2020.

See endnotes (1) and (2) on page 25 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 14 through 17 and page 24.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income to segment adjusted operating income:

	Three Months Ended December 31, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$152	$1,780	$973	$(488)	$(188)	$2,229
Amortization of intangible assets	358	44	126	1	—	529
Acquisition-related integration costs	—	—	—	31	—	31
Store impairments	—	—	1,358	—	—	1,358
Adjusted operating income (loss) (1)	$510	$1,824	$2,457	$(456)	$(188)	$4,147

	Three Months Ended December 31, 2020
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$56	$1,505	$1,644	$(512)	$(169)	$2,524
Amortization of intangible assets	402	56	131	1	—	590
Acquisition-related integration costs	—	—	—	136	—	136
Adjustment to gain on divestiture of subsidiary	2	—	—	—	—	2
Receipt of fully reserved ACA risk corridor receivable	(307)	—	—	—	—	(307)
Adjusted operating income (loss) (1)	$153	$1,561	$1,775	$(375)	$(169)	$2,945

	Year Ended December 31, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,521	$6,667	$5,322	$(1,606)	$(711)	$13,193
Amortization of intangible assets	1,552	192	512	3	—	2,259
Acquisition-related integration costs	—	—	—	132	—	132
Store impairments	—	—	1,358	—	—	1,358
Goodwill impairment	—	—	431	—	—	431
Acquisition purchase price adjustment outside of measurement period	(61)	—	—	—	—	(61)
Adjusted operating income (loss) (1)	$5,012	$6,859	$7,623	$(1,471)	$(711)	$17,312

	Year Ended December 31, 2020
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$5,166	$5,454	$5,640	$(1,641)	$(708)	$13,911
Amortization of intangible assets	1,598	234	506	3	—	2,341
Acquisition-related integration costs	—	—	—	332	—	332
Gain on divestiture of subsidiary	(269)	—	—	—	—	(269)
Receipt of fully reserved ACA risk corridor receivable	(307)	—	—	—	—	(307)
Adjusted operating income (loss) (1)	$6,188	$5,688	$6,146	$(1,306)	$(708)	$16,008

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of income from continuing operations attributable to CVS Health to adjusted income from continuing operations attributable to CVS Health and calculations of GAAP diluted EPS from continuing operations and Adjusted EPS:

	Three Months Ended December 31, 2021		Three Months Ended December 31, 2020
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$1,296		$984
Net (income) loss attributable to noncontrolling interests (GAAP measure)	10		(2)
Income from continuing operations attributable to CVS Health (GAAP measure)	1,306	$0.98	982	$0.75
Amortization of intangible assets	529	0.40	590	0.45
Acquisition-related integration costs	31	0.02	136	0.10
Store impairments	1,358	1.02	—	—
Adjustment to gain on divestiture of subsidiary	—	—	2	—
Receipt of fully reserved ACA risk corridor receivable	—	—	(307)	(0.23)
Loss on early extinguishment of debt	89	0.07	674	0.51
Tax impact of non-GAAP adjustments	(674)	(0.51)	(380)	(0.29)
Receipt of fully reserved ACA risk corridor receivable attributable to noncontrolling interest, net of tax	—	—	12	0.01
Adjusted income from continuing operations attributable to CVS Health (2)	$2,639	$1.98	$1,709	$1.30

Weighted average diluted shares outstanding		1,336		1,317

	Year Ended December 31, 2021		Year Ended December 31, 2020
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$7,898		$7,201
Net (income) loss attributable to noncontrolling interests (GAAP measure)	12		(13)
Income from continuing operations attributable to CVS Health (GAAP measure)	7,910	$5.95	7,188	$5.47
Amortization of intangible assets	2,259	1.70	2,341	1.78
Acquisition-related integration costs	132	0.10	332	0.25
Store impairments	1,358	1.02	—	—
Goodwill impairment	431	0.33	—	—
Acquisition purchase price adjustment outside of measurement period	(61)	(0.05)	—	—
Gain on divestiture of subsidiary	—	—	(269)	(0.20)
Receipt of fully reserved ACA risk corridor receivable	—	—	(307)	(0.23)
Loss on early extinguishment of debt	452	0.34	1,440	1.09
Tax impact of non-GAAP adjustments	(1,316)	(0.99)	(877)	(0.67)
Receipt of fully reserved ACA risk corridor receivable attributable to noncontrolling interest, net of tax	—	—	12	0.01
Adjusted income from continuing operations attributable to CVS Health (2)	$11,165	$8.40	$9,860	$7.50

Weighted average diluted shares outstanding		1,329		1,314

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Pharmacy Services (a)	Retail/ LTC	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
December 31, 2021
Total revenues	$20,699	$39,341	$27,111	$233	$(10,780)	$76,604
Adjusted operating income (loss) (1)	510	1,824	2,457	(456)	(188)	4,147
December 31, 2020
Total revenues	19,103	36,355	24,062	134	(10,100)	69,554
Adjusted operating income (loss) (1)	153	1,561	1,775	(375)	(169)	2,945

Year Ended
December 31, 2021
Total revenues	$82,186	$153,022	$100,105	$721	$(43,923)	$292,111
Adjusted operating income (loss) (1)	5,012	6,859	7,623	(1,471)	(711)	17,312
December 31, 2020
Total revenues	75,467	141,938	91,198	426	(40,323)	268,706
Adjusted operating income (loss) (1)	6,188	5,688	6,146	(1,306)	(708)	16,008
_____________________________________________
(a)Total revenues of the Pharmacy Services segment include approximately $2.6 billion and $2.4 billion of retail co-payments for the three months ended December 31, 2021 and 2020, respectively, and $11.6 billion and $10.9 billion of retail co-payments for the years ended December 31, 2021 and 2020, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Pharmacy Services segment, and/or the Retail/LTC segment. Intersegment adjusted operating income eliminations occur when members of Pharmacy Services Segment clients (“PSS members”) enrolled in Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail/LTC segments record the adjusted operating income on a stand-alone basis.

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2021 vs 2020		Year Ended December 31, 2021 vs 2020
In millions, except percentages and basis points (“bps”)	2021	2020	2021	2020	$	%	$	%
Revenues:
Premiums	$19,195	$17,602	$76,064	$69,301	$1,593	9.1%	$6,763	9.8%
Services	1,350	1,359	5,536	5,683	(9)	(0.7)%	(147)	(2.6)%
Net investment income	154	142	586	483	12	8.5%	103	21.3%
Total revenues	20,699	19,103	82,186	75,467	1,596	8.4%	6,719	8.9%
Benefit costs	16,691	15,267	64,662	56,083	1,424	9.3%	8,579	15.3%
MBR (Benefit costs as a % of premium revenues) (3)	87.0%	86.7%	85.0%	80.9%	30	bps	410	bps
Operating expenses	$3,856	$3,780	$14,003	$14,218	$76	2.0%	$(215)	(1.5)%
Operating expenses as a % of total revenues	18.6%	19.8%	17.0%	18.8%
Operating income	$152	$56	$3,521	$5,166	$96	171.4%	$(1,645)	(31.8)%
Operating income as a % of total revenues	0.7%	0.3%	4.3%	6.8%
Adjusted operating income (1)	$510	$153	$5,012	$6,188	$357	233.3%	$(1,176)	(19.0)%
Adjusted operating income as a % of total revenues	2.5%	0.8%	6.1%	8.2%
Premium revenues (by business):
Government	$14,022	$12,302	$55,739	$48,928	$1,720	14.0%	$6,811	13.9%
Commercial	5,173	5,300	20,325	20,373	(127)	(2.4)%	(48)	(0.2)%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	December 31, 2021			September 30, 2021			December 31, 2020
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,258	13,530	16,788	3,224	13,529	16,753	3,258	13,644	16,902
Medicare Advantage	2,971	—	2,971	2,953	—	2,953	2,705	—	2,705
Medicare Supplement	1,285	—	1,285	1,242	—	1,242	1,082	—	1,082
Medicaid	2,333	471	2,804	2,289	460	2,749	2,100	623	2,723
Total medical membership	9,847	14,001	23,848	9,708	13,989	23,697	9,145	14,267	23,412

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			5,777			5,740			5,490

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the years ended December 31, 2021 and 2020:

	Year Ended December 31,
In millions	2021	2020
Health care costs payable, beginning of period	$7,936	$6,879
Less: Reinsurance recoverables	10	5
Health care costs payable, beginning of period, net	7,926	6,874
Acquisition	—	414
Add: Components of incurred health care costs
Current year	64,761	55,835
Prior years (a)	(788)	(429)
Total incurred health care costs (b)	63,973	55,406
Less: Claims paid
Current year	56,323	48,770
Prior years	6,792	6,009
Total claims paid	63,115	54,779
Add: Premium deficiency reserve	16	11
Health care costs payable, end of period, net	8,800	7,926
Add: Reinsurance recoverables	8	10
Health care costs payable, end of period	$8,808	$7,936
_____________________________________________
(a)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(b)Total incurred health care costs for the years ended December 31, 2021 and 2020 in the table above exclude (i) $16 million and $11 million, respectively, for a premium deficiency reserve related to the Company’s Medicaid products, (ii) $59 million and $41 million, respectively, of benefit costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the condensed consolidated balance sheets and (iii) $212 million and $221 million, respectively, of benefit costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the condensed consolidated balance sheets.

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Days Claims Payable (9)	49	51	48	48	48

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2021 vs 2020		Year Ended December 31, 2021 vs 2020
In millions, except percentages	2021	2020	2021	2020	$	%	$	%
Revenues:
Products	$39,035	$36,148	$151,851	$140,950	$2,887	8.0%	$10,901	7.7%
Services	306	207	1,171	988	99	47.8%	183	18.5%
Total revenues	39,341	36,355	153,022	141,938	2,986	8.2%	11,084	7.8%
Cost of products sold	37,180	34,462	144,894	135,045	2,718	7.9%	9,849	7.3%
Gross profit (10)	2,161	1,893	8,128	6,893	268	14.2%	1,235	17.9%
Gross margin (Gross profit as a % of total revenues) (10)	5.5%	5.2%	5.3%	4.9%
Operating expenses	$381	$388	$1,461	$1,439	$(7)	(1.8)%	$22	1.5%
Operating expenses as a % of total revenues	1.0%	1.1%	1.0%	1.0%
Operating income	$1,780	$1,505	$6,667	$5,454	$275	18.3%	$1,213	22.2%
Operating income as a % of total revenues	4.5%	4.1%	4.4%	3.8%
Adjusted operating income (1)	$1,824	$1,561	$6,859	$5,688	$263	16.8%	$1,171	20.6%
Adjusted operating income as a % of total revenues	4.6%	4.3%	4.5%	4.0%
Revenues (by distribution channel):
Pharmacy network (7)	$23,239	$21,936	$91,715	$85,045	$1,303	5.9%	$6,670	7.8%
Mail choice (8)	15,862	14,256	60,547	56,071	1,606	11.3%	4,476	8.0%
Other	240	163	760	822	77	47.2%	(62)	(7.5)%
Pharmacy claims processed: (5) (6)
Total (a)	582.2	537.9	2,244.7	2,112.9	44.3	8.2%	131.8	6.2%
Pharmacy network (7)	498.2	456.2	1,914.0	1,790.1	42.0	9.2%	123.9	6.9%
Mail choice (8)	84.0	81.7	330.7	322.8	2.3	2.8%	7.9	2.4%
Generic dispensing rate: (6) (11)
Total (b)	85.4%	87.5%	86.8%	88.2%
Pharmacy network (7)	85.4%	87.9%	87.0%	88.7%
Mail choice (8)	85.5%	85.2%	85.6%	85.3%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 5.4% and 4.2%, on a 30-day equivalent basis, for the three months and year ended December 31, 2021, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy Services segment’s total generic dispensing rate increased to 87.7% and 88.5%, respectively, in the three months and year ended December 31, 2021.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2021 vs 2020		Year Ended December 31, 2021 vs 2020
In millions, except percentages	2021	2020	2021	2020	$	%	$	%
Revenues:
Products	$25,678	$23,522	$95,652	$89,944	$2,156	9.2%	$5,708	6.3%
Services	1,429	540	4,436	1,254	889	164.6%	3,182	253.7%
Net investment income	4	—	17	—	4	100.0%	17	100.0%
Total revenues	27,111	24,062	100,105	91,198	3,049	12.7%	8,907	9.8%
Cost of products sold	19,457	17,587	72,832	67,284	1,870	10.6%	5,548	8.2%
Gross profit (10)	7,654	6,475	27,273	23,914	1,179	18.2%	3,359	14.0%
Gross margin (Gross profit as a % of total revenues) (10)	28.2%	26.9%	27.2%	26.2%
Store impairments	$1,358	$—	$1,358	$—	$1,358	100.0%	$1,358	100.0%
Goodwill impairment	—	—	431	—	—	—%	431	100.0%
Operating expenses	5,323	4,831	20,162	18,274	492	10.2%	1,888	10.3%
Operating expenses as a % of total revenues	19.6%	20.1%	20.1%	20.0%
Operating income	$973	$1,644	$5,322	$5,640	$(671)	(40.8)%	$(318)	(5.6)%
Operating income as a % of total revenues	3.6%	6.8%	5.3%	6.2%
Adjusted operating income (1)	$2,457	$1,775	$7,623	$6,146	$682	38.4%	$1,477	24.0%
Adjusted operating income as a % of total revenues	9.1%	7.4%	7.6%	6.7%
Revenues (by major goods/service lines):
Pharmacy	$20,340	$18,343	$76,121	$70,176	$1,997	10.9%	$5,945	8.5%
Front Store	6,060	5,054	21,315	19,655	1,006	19.9%	1,660	8.4%
Other	707	665	2,652	1,367	42	6.3%	1,285	94.0%
Net investment income	4	—	17	—	4	100.0%	17	100.0%
Prescriptions filled (5) (6) (a)	419.8	376.3	1,587.6	1,465.2	43.5	11.6%	122.4	8.4%
Same store sales increase (decrease): (12)
Total	13.4%	5.3%	8.9%	5.6%
Pharmacy	11.8%	7.5%	9.3%	7.0%
Front Store	18.9%	(1.8)%	7.6%	0.9%
Prescription volume (6)	12.8%	2.9%	9.3%	4.7%
Generic dispensing rate (6) (11) (b)	83.4%	87.0%	85.7%	88.3%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 6.1% and 4.3%, on a 30-day equivalent basis, for the three months and year ended December 31, 2021, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Retail/LTC segment’s total generic dispensing rate increased to 87.6% and 89.0%, respectively, in the three months and year ended December 31, 2021.

Supplemental Information
(Unaudited)

Corporate/Other Segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2021 vs 2020		Year Ended December 31, 2021 vs 2020
In millions, except percentages	2021	2020	2021	2020	$	%	$	%
Revenues:
Premiums	$10	$13	$68	$63	$(3)	(23.1)%	$5	7.9%
Services	14	15	57	48	(1)	(6.7)%	9	18.8%
Net investment income	209	106	596	315	103	97.2%	281	89.2%
Total revenues	233	134	721	426	99	73.9%	295	69.2%
Cost of products sold	10	—	37	—	10	100.0%	37	100.0%
Benefit costs	44	48	212	221	(4)	(8.3)%	(9)	(4.1)%
Operating expenses	667	598	2,078	1,846	69	11.5%	232	12.6%
Operating loss	(488)	(512)	(1,606)	(1,641)	24	4.7%	35	2.1%
Adjusted operating loss (1)	(456)	(375)	(1,471)	(1,306)	(81)	(21.6)%	(165)	(12.6)%

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected income from continuing operations to projected adjusted income from continuing operations attributable to CVS Health and calculations of projected GAAP diluted EPS from continuing operations and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2022
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$9,373		$9,633
Net income attributable to noncontrolling interests (GAAP measure)	(3)		(3)
Income from continuing operations attributable to CVS Health (GAAP measure)	9,370	$7.04	9,630	$7.24
Non-GAAP adjustments:
Amortization of intangible assets	1,870	1.41	1,870	1.41
Tax impact of non-GAAP adjustments	(470)	(0.35)	(470)	(0.35)
Adjusted income from continuing operations attributable to CVS Health (2)	$10,770	$8.10	$11,030	$8.30

Weighted average diluted shares outstanding		1,330		1,330

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, gains/losses on divestitures and income associated with the receipt of fully reserved amounts owed to the Company under the ACA risk corridor program. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) Adjusted EPS is calculated by dividing adjusted income from continuing operations attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income from continuing operations attributable to CVS Health as income from continuing operations attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, gains/losses on divestitures, income associated with the receipt of fully reserved amounts owed to the Company under the ACA risk corridor program, losses on early extinguishment of debt and the corresponding income tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from income from continuing operations attributable to CVS Health in determining adjusted income from continuing operations attributable to CVS Health.
(3) Medical benefit ratio is calculated as benefit costs divided by premium revenues and represents the percentage of premium revenues spent on medical benefits for the Company’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Company’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Company’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on segment total revenues and operating results.
(5) Total pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or its own mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Retail/LTC segment’s pharmacies. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity, which is included within the mail choice category. Maintenance Choice permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS Pharmacy retail store for the same price as mail order.
(8) Mail choice is defined as claims filled at a Pharmacy Services mail order facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice program.
(9) Days claims payable is calculated by dividing the health care costs payable at the end of each quarter by the average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Company’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(10) Gross profit is calculated as the segment’s total revenues less its cost of products sold. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Pharmacy Services and Retail/LTC segments.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug prescriptions processed or filled by its total prescriptions processed or filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues from MinuteClinic and revenues and prescriptions from LTC operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.